Exhibit 99.1

FEDERAL-MOGUL WITHDRAWS REFINANCING AND

RELATED EQUITY OFFERING PLANS

Southfield, Michigan, December 19, 2012 … Federal-Mogul Corporation (NASDAQ:FDML) today announced that it has withdrawn its previously announced plans to pursue an amendment to, and the extension of certain loans under, its existing credit facility. As a result of the withdrawal of the financing plan, certain conditions set forth in an equity Investment Agreement with a subsidiary of Icahn Enterprises L.P. have not been satisfied and the agreement has been terminated in accordance with its terms. No equity investment has been or will be made under the Investment Agreement, nor did the company incur any termination fees in connection with the withdrawal of the financing plan or the termination of the Investment Agreement. Federal-Mogul retains ample liquidity, with cash on hand and borrowing availability in excess of $1 billion, and the company has no significant funded debt maturities until December 2014. The company intends to take advantage of the favorable terms under its existing credit facility for the foreseeable future.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets.

The Company operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain Segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul Vehicle Components Solutions Segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment manufacturers with vehicle products including braking, chassis, wipers and other vehicle components.

Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

CONTACTS:	Steve Gaut (248) 354-7826 for media questions David Pouliot (248) 354-7967 for investor questions

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